EXHIBIT 5


                                 March 30, 2001




Insituform Technologies, Inc.
702 Spirit 40 Park Drive
Chesterfield, MO 63005



        We refer to the registration statement of Insituform Technologies, Inc. ("Insituform") on Form S-3 (the "Registration Statement") proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 554,143 shares of Insituform's Class A common stock to be sold by certain stockholders of Insituform identified in the Registration Statement as the "Selling Stockholders."

        We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

        We are of the opinion that the 554,143 shares offered for sale by the Selling Stockholders have been legally issued and are fully paid and non-assessable.

        We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                         Very truly yours,


                                         /s/ Blackwell Sanders Peper Martin LLP